MORGAN FULLER CAPITAL GROUP


                                November 21, 1996


Tom Kobayashi, Chairman
EDnet, Inc.
One Union Street
San Francisco, CA 94111

Dear Tom:

         The purpose of this letter is to confirm Morgan Fuller's engagement by EDnet, Inc. ("EDnet" or the "Company") as the Placement Agent to arrange up to $500,000 of bridge loan financing. The following summarizes our mutual understandings:

         Placement Agent Provisions - Senior Secured Notes

         Morgan Fuller will use its best efforts to place up to $500,000 of Senior Secured Notes ("Notes") with accredited investors. As security, a blanket lien will be filed on the Company's personal assets. Other terms and conditions are as follows:

                  - Simple Interest - Payable at the end of each calendar quarter and at the time of payoff. Interest Rate - Fourteen percent (1.17% per month)

                  - Loan Covenants and Provisions - Standard provisions for such credit facilities as contained in the existing bridge loan documents

                  - Repayment Provisions - To be repaid with fifty percent (50%) of the proceeds from: (i) The contemplated Regulation D (Rule
                  504) financing; (ii) Any Regulation-S financings or the proceeds from any other equity financing. The next $750,000 of proceeds received from the current Regulation-D financing will be excluded from the above-referenced fifty percent (50%) of proceeds of paydown requirement. In the event that the repayment has not occurred by January 31, 1997, the Notes will be converted to a Term Loan with $100,000 per month principal payments commencing February 15, 1997.

         Placement Agent Fees

         The Company will pay to Morgan Fuller a Loan Fee of Five percent (5%)--payable out of gross loan proceeds. In addition, the Company will issue to Morgan Fuller or its

                       MORGAN FULLER CAPITAL GROUP L.L.C.,
               595 MARKET STREET SUITE 2100 SAN FRANCISCO CA 94105
                     PHONE (415) 977-1500 FAX (415) 977-1510
                              MEMBER OF NASD & SIPC

                                Mr. Tom Kobayashi
                                   EDnet, Inc.
                                November 21, 1996
                                     Page 2



         nominee investors three year Warrants totaling one-half (50%) of the, amount of the bridge loan funded at each closing. The execution price is to be priced at market based on the Closing Bid Price on the date of each loan funding.

         Miscellaneous Provisions:

         (a) Expenses. The Company hereby agrees, from time to time upon request, to reimburse Morgan Fuller for all reasonable travel and out-of-pocket costs.

         (b) Indemnity. The Company will enter into a separate standard agreement providing for the mutual indemnification of the parties in connection with this engagement.

         (c)   Governing   Law.   This   letter   agreement   and  the   related
         indemnification letter referred to above shall be deemed made in California. Such agreements shall be governed by the laws of California without regard to such state's rules concerning conflicts of laws. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement, or any transaction or conduct in connection herewith, is waived.

         (d) Benefit and Use Of Services Provided. The Company expressly acknowledges that all advice (written or oral) given by Morgan Fuller to the Company in connection with this engagement are intended solely for the benefit and use of the Company (including its management, directors, and attorneys). The Company agrees that no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Morgan Fuller be made by EDnet (or such persons) without the prior written consent of Morgan Fuller, which consent shall not be unreasonably withheld.

         (e) Basis Of Services Provided. The Company expressly acknowledges that Morgan Fuller has been retained solely as a placement agent in this engagement and not as an advisor or agent of any other person, and that the Company's engagement of Morgan Fuller is not intended to confer rights upon any persons not a party hereto (including shareholders, employees, or creditors of the Company) as against Morgan Fuller, Morgan Fuller's affiliates, or their respective directors, officers, agents and employees.

         To accomplish this loan extension, the Company will instruct its legal counsel (Cooley Godward Castro Huddleson & Tatum) to draw up the necessary loan documents and to cause their execution at the time of each loan funding. Please confirm that the foregoing is in

                                Mr. Tom Kobayashi
                                   EDnet, Inc.
                                November 21, 1996
                                     Page 3


accordance with your understandings and agreements with Morgan Fuller by signing and returning to Morgan Fuller the duplicate of this letter enclosed herewith.

Very truly yours,                                ACCEPTED AND AGREED:

MORGAN FULLER CAPITAL GROUP, L.L.C.              EDNET, INC.



/s/ Gordon R. Taubenheim                         /s/ Tom Kobayashi
-----------------------------------              ------------------------------
Gordon R. Taubenheim                             Tom Kobayashi
Managing Director                                Chairman and Chief Executive

                                                 Date: November 22, 1996